Exhibit 99.1

Trupanion Issues Statement Regarding Conclusion of Points Program

SEATTLE, November 1, 2018 - Trupanion, Inc. (Nasdaq: TRUP) a leader in medical insurance for cats and dogs, today issued the following statement:

At Trupanion we are constantly testing ways we can surprise and delight the teams that work in support of the best care for pets. In response to market speculation and misinformation in the investment community, Trupanion is providing an update on a points program that provided rewards based on enhanced usage of its proprietary and patented software, Trupanion Express (the “points program”). This program did not incentivize enrollments.

In 2016, we began a test program where partner hospitals could earn points for using the full range of Trupanion’s software, including, for example, fulfilling a request for a pet’s medical history. The points program was one of a number of initiatives packaged together with the ultimate goal to enhance the behaviors within hospitals in support of the Trupanion member claims experience that our software provides.

The points program was tested over a two-year period. In September 2018, we concluded that the additional expense incurred from offering the points program (fees to a third-party administrator) failed to create any incremental value or behavior change. The termination of the program was unrelated to any regulatory inquiries. To the contrary, the determination was made because the test program was not having the desired results.

The Company reiterates its prior statement as filed on Form 8-K: “We have had discussions with regulators on these topics, and, as of today, we have no reason to believe that any state regulator believes that our business model violates the letter, or spirit, of insurance regulations with respect to these issues. Furthermore, we have no expectation that we will need to change our business practices.”

On October 19, 2018, Trupanion communicated to partner hospitals that it will be concluding the points program in its current form.

The aggregate value of point redemptions nationwide has averaged less than $50,000 per year, with only approximately 1% of the 20,000 hospitals that Trupanion’s Territory Partners reach. We continue to believe that our implementation and subsequent conclusion of the points program is and has always been immaterial to our business performance.

About Trupanion
Trupanion is a leader in medical insurance for cats and dogs throughout the United States and Canada. For almost two decades, Trupanion has given pet owners peace of mind so they can focus on their pet's recovery, not financial stress. Trupanion is committed to providing pet owners with the highest value in pet medical insurance with unlimited payouts for the life of their pets. Trupanion is listed on NASDAQ under the symbol "TRUP". The company was founded in 2000 and is headquartered in Seattle, WA. Trupanion policies are issued, in the United States, by its wholly-owned insurance entity American Pet Insurance Company and, in Canada, by Omega General Insurance Company. For more information, please visit trupanion.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, expectations, plans, prospects and financial results for Trupanion, including, but not limited to, its expectations regarding its ability to execute its business plans. These forward-looking statements are based upon the current expectations and beliefs of Trupanion’s management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements made in this press release are based on information available to Trupanion as of the date hereof, and Trupanion has no obligation to update these forward-looking statements.

In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the ability to achieve or maintain profitability and/or appropriate levels of cash flow in future periods; the ability to keep growing our membership base and revenue; the accuracy of assumptions used in determining appropriate member acquisition expenditures; the severity and frequency of claims; the ability to maintain high retention rates; the accuracy of assumptions used in pricing medical plan subscriptions and the ability to accurately estimate the impact of new products or offerings on claims frequency; actual claims expense exceeding estimates; regulatory and other constraints on the ability to institute, or the decision to otherwise delay, pricing modifications in response to changes in actual or estimated claims expense; the effectiveness and statutory or regulatory compliance of our Territory Partner model and of our Territory Partners, veterinarians and other third parties in recommending medical plan subscriptions to potential members; the ability to retain existing Territory Partners and increase the number of Territory Partners and active hospitals; compliance by us and those referring us members with laws and regulations that apply to our business, including the sale of a pet medical plan; the ability to maintain the security of our data; fluctuations in currency exchange rates; the ability to protect our proprietary and member information; the ability to maintain our culture and team, including key personnel; the ability to maintain the requisite amount of risk-based capital; our ability to implement and maintain effective controls, including over financial reporting; the ability to protect and enforce Trupanion’s intellectual property rights; the ability to continue key contractual relationships with third parties; third-party claims including litigation and regulatory actions; and the ability to recognize benefits from investments in new solutions and enhancements to Trupanion’s technology platform and website.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the Securities and Exchange Commission (SEC), including but not limited to, Trupanion’s Annual Report on Form 10-K for the year ended December 31, 2017 and any subsequently filed reports on Forms 10-Q and 8-K. All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or the Investor Relations section of Trupanion’s website at http://investors.trupanion.com.

Investors
Laura Bainbridge
Addo Investor Relations
investorrelations@trupanion.com
310-829-5400

Media
Scott Janzen, Trupanion Director of Communications
888.612.1138 ext 3450
scott.janzen@trupanion.com